Exhibit 10.6

[Month, Year] Award

STOCK OPTION AND LIMITED RIGHTS AGREEMENT

Under the

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN II

This Stock Option and Limited Rights Agreement (the “Agreement”) entered into as of                      (the “Agreement Date”), by and between Sunoco, Inc. (“Sunoco”) and                     , who is an employee of Sunoco or one of its Affiliates (the “Participant”);

W I T N E S S E T H:

WHEREAS, in order to make certain awards to key employees and directors of Sunoco and its Affiliates, Sunoco maintains the Sunoco, Inc. Long-Term Performance Enhancement Plan II (the “Plan”), approved by shareholders at Sunoco’s 2001 Annual Meeting; and

WHEREAS, the Plan is administered by a Committee (the “Committee”) appointed by Sunoco’s Board of Directors and consisting of at least two (2) members of such Board, each of whom meets the applicable requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code; and

WHEREAS, the Board and/or Committee has determined to make the following award to the Participant pursuant to the terms and conditions of the Plan:

(1)	an option to purchase shares of common stock of Sunoco; and

(2)	certain limited appreciation rights in tandem with such option; and

WHEREAS, the Participant has determined to accept such award;

NOW, THEREFORE, Sunoco and the Participant each intending to be legally bound hereby, agree as follows:

ARTICLE I

OPTION TO PURCHASE COMMON STOCK

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) Participant	:

(b) Date of Grant	:

(c) Shares Subject To Option	:

(d) Option Price (per share)	:

(e) Earliest Exercise Date	:

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of Stock Option. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted an option (the “Stock Option”) to purchase up to the number of Shares Subject To Option of Sunoco’s common stock (the “Common Stock”), at the Option Price set forth herein at Section 1.1. The Stock Option is not intended to be, and shall not be treated as, an “incentive stock option” as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended.

1.3	Exercisability. The Stock Option shall become exercisable in whole or in part with respect to all of the shares of Common Stock subject thereto on the two-year anniversary of the Date of Grant; provided, however, that, upon the occurrence of any Change in Control, the Stock Option shall become immediately and fully exercisable, notwithstanding any provision to the contrary in this Agreement or in the Plan, and without regard to any period of time then elapsed from the Date of Grant.

1.4	Term. The Stock Option shall not be exercisable, either in whole or in part, on or after the Expiration Date. Unless fully exercised by the Expiration Date, the Stock Option shall automatically be canceled to the extent not yet exercised. The Expiration Date shall be the earliest to occur of:

(a)	, which is the ten-year anniversary of the Date of Grant; or

(b)	the sixty-month anniversary of the date of termination of the Participant’s employment, if such termination occurs by reason of:

(1)	retirement or permanent disability (as each is determined by the Committee); or

(2)	death; or

(c)	the 90-calendar day anniversary of the date of termination of the Participant’s employment, other than for Just Cause, as defined in the Plan.

Notwithstanding anything herein to the contrary, however, the Stock Option will be canceled immediately where the Participant’s employment has been terminated at any time for Just Cause.

1.5	Method of Exercising Stock Option.

(a)	The Stock Option may be exercised from time to time in whole or in part, by written notice delivered to and received by Sunoco prior to the Expiration Date, so long as the Participant is in compliance with the Company’s insider trading policy and the pre-clearance process. This notice must:

(1)	be signed by the Participant;

(2)	state the Participant’s election to exercise the Stock Option;

(3)	specify the number of whole shares of Common Stock with respect to which the Stock Option is being exercised;

(4)	be accompanied by a check payable to Sunoco, in the amount of the full Option Price for the number of shares purchased. Alternatively, the Participant may pay all or a portion of the Option Price by:

(i) delivering to Sunoco shares of previously owned Common Stock having an aggregate Fair Market Value (valued as of the date of exercise) equal to the amount of cash that would otherwise be required, in which event, the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to Sunoco; provided, however, that before they may be used as payment of the Option Price, shares of Common Stock issued under:

(a)	the Plan,

(b)	the Sunoco, Inc. Executive Long-Term Stock Investment Plan, and/or

(c)	the Sunoco, Inc. Long-Term Performance Enhancement Plan,

must have been held by the Participant at least six (6) months.

(ii) by authorizing a third party to sell a sufficient portion of the shares of Common Stock acquired upon exercise of the Stock Option and remit to Sunoco a sufficient portion of the sale proceeds to pay the entire Option Price and tax withholding resulting from such exercise.

(b)	As soon as practicable after Sunoco receives such notice and payment, and following receipt from the Participant of payment for any taxes which Sunoco is required by law to withhold by reason of such exercise, Sunoco will deliver to the Participant either:

(1)	a certificate or certificates for the shares of Stock so purchased; or

(2)	other evidence of the appropriate registration of such shares on Sunoco’s books and records.

(c)	Notwithstanding the foregoing, and at the discretion of the Committee, any Participant subject to minimum stock ownership guidelines (as established from time to time by the Committee or Sunoco), but failing to meet the applicable ownership requirement within the prescribed time period may, upon exercise of the Stock Option, receive shares of Common Stock subject to the following restrictions which shall remain in place until compliance with the ownership guidelines are attained:

(1)	The number of shares subject to the restrictions shall be equal to the total number of shares received in the exercise of the Stock Option, minus the sum of:

(i)	to the extent that shares received upon the exercise of the Stock Option are used to pay the Stock Option Price, the number of shares which have a Fair Market Value on the date of the Stock Option exercise equal to the total amount paid for all the shares received in the Stock Option exercise; and

(ii)	to the extent that shares received upon exercise of the Stock Option are used to pay taxes and brokerage fees, the number of shares which have a Fair Market Value on the date of the Stock Option exercise equal to the applicable federal, state, and local withholding tax on the total Stock Option exercise and any brokerage commission or interest charges, if applicable to the exercise.

(2)	Other than transfers to family members or trusts that are permitted in accordance with the applicable stock ownership guidelines, and that will not result in a reduction in the level of ownership attributable to the Participant under such guidelines, the Participant shall be prohibited from effecting the sale, exchange, transfer, pledge, hypothecation, gift or other disposition of such shares of Common Stock until the earlier of:

(i)	attainment of compliance with the applicable stock ownership guidelines;

(ii)	the Participant’s death, retirement, or permanent disability (as determined by the Committee);

(iii)	occurrence of the Participant’s Employment Termination Date, as defined in the Plan, for any reason other than Just Cause.

Notwithstanding the foregoing, six (6) months after the exercise of the Stock Option, such shares of Common Stock may be used as payment of the Option Price of shares issued upon the exercise of other Stock Options. However, the shares will be issued as restricted shares.

(3)	The restrictions will apply to any new, additional or different securities the Participant may become entitled to receive with respect to the shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of Sunoco.

(d)	Until the restrictions described in Section 1.5(c) above lapse, the shares will be held in book-entry form and appropriate notation of these restrictions will be maintained in the records of Sunoco’s transfer agent and registrar. Any share certificate representing such shares will bear a conspicuous legend evidencing these restrictions, and Sunoco may require the Participant to deposit the share certificate with Sunoco or its agent, endorsed in blank or accompanied by a duly executed irrevocable stock power or other instrument of transfer.

1.6	Termination of Employment.

(a)	Retirement, Permanent Disability, or Death. Upon termination of the Participant’s employment by reason of retirement, permanent disability or death (as determined by the Committee), all unvested stock options shall continue to vest and all vested Stock Options shall continue to be outstanding. The Participant (or in the case of death, the Participant’s estate, or any person who acquires the right to exercise the Stock Option by bequest or inheritance or otherwise by reason of Participant’s death) may, within sixty (60) months from the date of termination, exercise the Stock Option, to the extent that it is exercisable during the sixty-month period. At the end of the sixty-month period, all unexercised stock options shall terminate.

(b)	Other. Except as provided under Section 1.6(a) above, or except as otherwise determined by the Committee, upon termination of a Participant’s employment:

(1)	on or prior to the two-year anniversary of the Date of Grant, (i.e., while the Stock Option remains unvested), then the Stock Option shall be canceled automatically upon termination of the Participant’s employment; and

(2)	after the two-year anniversary of the Date of Grant, (i.e., once the Stock Option has vested), then the Stock Option shall be canceled as follows:

(A)	immediately, in the case of the Participant terminated by Sunoco or one of its Affiliates for Just Cause; or

(B)	upon the expiration of ninety (90) calendar days following the date of termination of the Participant’s employment, other than for Just Cause;

provided, however, that the Limited Rights awarded in tandem with such Stock Option shall not terminate and such Limited Rights shall remain exercisable during the Exercise Period for any Participant whose employment relationship with Sunoco or one of its Affiliates has been terminated as a result of any Qualifying Termination.

Under no circumstances shall the exercise period set forth in this Section 1.6 extend to or beyond the Expiration Date.

1.7	Reduction in Number of Shares Subject to Stock Option. Pursuant to Article II of this Agreement, upon the exercise of one or more Limited Rights, which are related to this Stock Option, and which have been awarded to the Participant under the Plan, the number of Shares Subject To Option shall be reduced on a one-for-one basis.

ARTICLE II

LIMITED RIGHTS

2.1	Grant of Limited Rights. Subject to the terms and conditions of the Plan and this Agreement, and effective as of the date hereof, Sunoco hereby grants to the Participant a number of Limited Rights equal to the number of Shares Subject To Option set forth in Section 1.1. Each such Limited Right shall be related on a one-for-one basis to each share of Common Stock which is subject to the related Stock Option hereunder.

2.2	Exercisability. Limited Rights, which vest immediately upon grant, may be exercised ONLY during the period of seven (7) months following the date of a Change in Control.

2.3	Term. The Limited Rights Expiration Date shall be the earliest to occur of:

(a)	, which is the ten-year anniversary of the Date of Grant; or

(b)	the six-month anniversary of the date of termination of Participant’s employment, if such termination occurs by reason of:

(1)	retirement or permanent disability (as each is determined by the Committee); or

(2)	death.

Limited Rights shall not be exercisable, either in whole or in part, on or after the Limited Rights Expiration Date. Unless fully exercised by the Limited Rights Expiration Date, the Limited Rights shall automatically be canceled to the extent not yet exercised.

2.4	Method of Exercising Limited Rights. One or more Limited Rights may be exercised during the period of exercisability as set forth in Section 2.2 above, only by written notice delivered to and received by Sunoco. This notice must:

(a)	be signed by the Participant;

(b)	state the Participant’s election to exercise the Limited Rights;

(c)	specify the number of whole shares of Common Stock subject to the Stock Option with respect to which the Limited Rights are being exercised.

Within ninety (90) days after the date of exercise, Sunoco will pay to the Participant, for each Limited Right exercised, the amount of payment as determined pursuant to Section 2.5 below, reduced by an amount equal to the taxes which Sunoco is required by law to withhold by reason of such exercise.

2.5	Amount of Payment. The amount of payment to which a Participant shall be entitled upon the exercise of each Limited Right shall be equal to 100% of the amount, if any, which is equal to the difference between the Option Price of the related Stock Option and the Market Price of a share of Common Stock. Market Price is defined to be the greater of:

(a)

the highest price per share of Common Stock paid in connection with any Change in Control during the period from the sixtieth (60th) calendar day immediately prior to the Change in Control through the ninetieth (90th) calendar day following the Change in Control; and

(b)	the highest trading price per share of Common Stock reflected in the consolidated trading tables of the Wall Street Journal (presently the New York Stock Exchange, Composite Transaction) during the 60-day period immediately prior to the Change in Control.

2.6	Form of Payment. Payment of the amount to which the Participant is entitled upon exercise of Limited Rights, as determined pursuant to Section 2.5 above, shall be made solely in cash.

2.7	Cancellation of Limited Rights.

(a)	Expiration of Term. Limited Rights which have not been exercised by the Limited Rights Expiration Date shall be automatically canceled.

(b)	Death or Termination of Participant. Except as provided in Sections 2.7(c) and (d) hereof, or except as otherwise determined by the Committee, all Limited Rights shall terminate upon:

(1)	the death of the Participant; or

(2)	upon the termination of the Participant’s employment with Sunoco or any of its Affiliates for any reason.

(c)	Retirement or Disability. Upon termination of the Participant’s employment by reason of retirement or permanent disability (as each is determined by the Committee), the Participant may, within six (6) months from the date of termination, exercise any Limited Right to the extent such Limited Right is exercisable during such six-month period.

(d)	Termination Related to a Change in Control. If the Participant was employed by Sunoco or any of its Affiliates at the time of the Change in Control, and the Participant’s employment relationship with Sunoco or one of its Affiliates is subsequently terminated as a result of any Qualifying Termination, then:

(1)	the Limited Rights shall not terminate, but shall remain fully exercisable by the Participant during the seven-month period following the Change in Control; and

(2)	the requirement that the Participant be terminated by reason of retirement or permanent disability or be employed by Sunoco or one of its Affiliates at the time of exercise, is waived during the seven-month period following a Change in Control of Sunoco.

2.8	Reduction in Number of Limited Rights. Upon the purchase by the Participant of one or more shares of Common Stock pursuant to the exercise of a Stock Option, as provided in Article I, the number of related Limited Rights awarded under this Agreement shall be reduced on a one-for-one basis.

ARTICLE III

GENERAL PROVISIONS

3.1	Non-Assignability. Unless otherwise determined by the Committee, neither the Stock Option nor the Limited Rights shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution (and then, only as set forth in Section 1.6(b) hereof). During the life of the Participant, the Stock Option and the Limited Rights shall be exercisable only by the Participant or by the Participant’s guardian or legal representative, unless the Committee determines otherwise.

3.2	Heirs and Successors. This Agreement shall be binding upon and inure to the benefit of, Sunoco and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Sunoco’s assets and business. In the event of the Participant’s death prior to exercise of the Stock Option, the Stock Option may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the legal representative or representatives of the estate of the Participant.

3.3	No Right of Continued Employment; Effect of Disaffiliation. The receipt of this Stock Option does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of Sunoco or any of its Affiliates. Nothing in the Plan or in this Agreement shall affect any right which Sunoco or any of its Affiliates may have to terminate Participant’s employment. The granting of this Stock Option and the issuance of shares upon the exercise thereof shall not give Sunoco or any of its Affiliates any right to the continued services of the Participant for any period. Upon the sale or other disposition of an Affiliate of Sunoco with the Participant remaining employed by such former Affiliate, the Participant shall be deemed, for all purposes under the Plan, to have terminated the Participant’s employment relationship with Sunoco and its remaining Affiliates.

3.4	Rights as a Shareholder. Neither the Participant nor any other person shall be entitled to the privileges of stock ownership, or otherwise have any rights as a shareholder, by reason of the Stock Option or the shares issuable upon the exercise of the Stock Option, unless and until such shares have been validly issued to such Participant or such other person as fully paid shares.

3.5	Registration of Shares. Notwithstanding any other provision of this Agreement, the Stock Option and the Limited Rights shall not be or become exercisable in whole or in part unless a registration statement with respect to the shares of Common Stock subject thereto has been filed with the Securities and Exchange Commission and has become effective.

3.6	Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. Upon the exercise of the Stock Option, the Participant shall remit an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, having a value as of the date of exercise sufficient to satisfy the applicable tax obligation.

3.7	Adjustments. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, an equitable and proportionate anti-dilution adjustment will be made to offset any resultant change in the per-share price of the Company’s Common Stock, and preserve the intrinsic value of Stock Options, Common Stock Units and other awards theretofore granted under the Plan. Such mandatory adjustment may include a change in one or more of the following: the number of shares of Common Stock that may be issued under the Plan; the number of shares of Common Stock subject to Options outstanding; the Option Price of Options outstanding; the number of Common Stock Units outstanding; and other similar matters.

3.8	Leaves of Absence. The Committee shall make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine:

(a)	whether or not any such leave of absence shall constitute a termination of such Participant’s employment within the meaning of the Plan; and

(b)	the impact, if any, of any such leave of absence on any prior awards made to the Participant under the Plan.

3.9	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

3.10	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the Stock Option and the terms and conditions of the Plan under which the Stock Option is granted, the provisions in the Plan shall govern and prevail. The Stock Option, the Limited Rights and this Agreement are each subject in all respects to, and Sunoco and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of the Stock Option or any rights hereunder.

3.11	Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties to this Agreement. No consent of any other person shall be required in order to amend or modify this Agreement.

3.12	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

3.13	Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

3.14	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to Sunoco shall be deemed to have been duly given or made upon actual receipt by Sunoco. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to the Sunoco:	SUNOCO, INC.,
Compensation Committee of the Board of Directors
1735 Market Street, Ste. LL
Philadelphia, Pennsylvania, 19103-7583
Attention: Corporate Secretary

(b) if to the Participant:	to the address for Participant as it appears on Sunoco’s records.

3.15	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

3.16	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNOCO, INC.

By:
for the Compensation Committee of the
Board of Directors

By:
Participant